AFLAC Incorporated Form 10-K

EXHIBIT 10.4

AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

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ARTICLE III	BENEFITS	9
3.1	Eligibility for Benefits	9
3.2	Normal Retirement Benefit	9
3.3	Delayed Early Retirement Benefit	10
3.4	Early Retirement Benefit	10
3.5	Reduced Early Retirement Benefit	11
3.6	Payment of Annual Retirement Benefit	11
3.7	Change in Control	11
3.8	Noncompetition	13
3.9	Confidential Information	13
3.10	Death Benefit	13

ARTICLE IV	CLAIMS	13
4.1	Claims	13

ARTICLE V	SOURCE OF FUNDS	14
5.1	Source of Funds	14

ARTICLE VI	ADMINISTRATIVE AND COMPENSATION COMMITTEES	15
6.1	Action of Administrative Committee	15
6.2	Rights and Duties of Administrative Committee	15
6.3	Rights and Duties of Compensation Committee	15
6.4	Compensation, Indemnity and Liability	16
6.5	Taxes	16

ARTICLE VII	AMENDMENT AND TERMINATION	16
7.1	Amendments	16
7.2	Termination of Plan	16

ARTICLE VIII	MISCELLANEOUS	17
8.1	Taxation	17
8.2	No Employment Contract	17
8.3	Headings	17
8.4	Gender and Number	17
8.5	Successors	17
8.6	Legal Expenses	17
8.7	Assignment of Benefits	18
8.8	Legally Incompetent	18
8.9	Governing Law	18

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AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

     Effective as of the 1st day of January, 2001, AFLAC Incorporated, a corporation duly organized and existing under the laws of the State of Georgia (the "Company"), hereby amends and restates the AFLAC Incorporated Supplemental Executive Retirement Plan (the "Plan").

BACKGROUND AND PURPOSE

     A. PURPOSE. The primary purpose of the Plan is to provide supplemental retirement income to selected executives of the Company and its affiliated companies.

     B. TYPE OF PLAN. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees.

STATEMENT OF AGREEMENT

     To establish the Plan with the purposes and goals as hereinabove described, the Company hereby sets forth the terms and provisions as follows:

ARTICLE I
DEFINITIONS

     For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.

     1.1 Actuarial Equivalent means an amount of equivalent value determined by applying the Unisex Pension 1984 Mortality Table and a 7% rate of interest; provided, consistent with the terms of Section 7.1, the Administrative Committee may, in its sole discretion from time to time, modify this rate of interest.

     1.2 Administrative Committee means the committee designated by the Compensation Committee to act on behalf of the Company to administer the Plan. If at any time the Compensation Committee has not designated an Administrative Committee, the Compensation Committee shall serve as the Administrative Committee. Subject to the limitation in Section 6.1 relating to decisions which affect solely their own benefits under the Plan, individuals who are management level employees and/or Participants may serve as members of the Administrative Committee.

     1.3 Affiliate means (i) any corporation or other entity that is required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o), and (ii) any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan.

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     1.4 Annual Compensation means the amount actually paid to a Participant for services performed as an employee (but not as a consultant) during a relevant calendar year as wages, salaries for professional services, and cash bonuses. Annual Compensation for a relevant calendar year shall also include compensation (i) contributed by the Company on behalf of a Participant pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Sections 125, 402(a)(8) or 402(h), or (ii) deferred by the Company on behalf of a Participant pursuant to a salary reduction agreement under the AFLAC Incorporated Executive Deferred Compensation Plan.

     1.5 Annual Retirement Benefit means the annual amount payable to a retired Participant as determined pursuant to the terms of Article III.

     1.6 Average Annual Compensation means, for each Participant, the average of his Annual Compensation for the 3-consecutive-calendar year period in the final 10-consecutive-calendar year period of employment with the Company and its Affiliates that yields the highest average. For purposes hereof, the Participant's Annual Compensation for the calendar year in which the Participant terminates employment with the Company and all of its Affiliates shall be taken into account only if such termination occurs as of December 31 of such year.

     1.7 Benefit Commencement Date means the first day of the calendar month coinciding with or next following the date on which a Participant becomes entitled to receive or begin receiving an Annual Retirement Benefit under Section 3.2, 3.3, 3.4 or 3.5.

     1.8 Board means the Board of Directors of the Company.

     1.9 Cause means, in connection with a Participant's termination of employment and/or removal from participation in the Plan (whether by action of his employer or the Compensation Committee, or by the Participant's resignation for other than Good Reason in anticipation of such action for Cause to terminate his employment or participation) (i) the continued failure by the Participant to substantially perform the Participant's duties with the Company or an Affiliate of the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness or any such actual or anticipated failure after a Participant gives a notice of termination of employment for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant's duties; (ii) the engaging by the Participant in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or (iii) the Participant's conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude. Notwithstanding the foregoing, a termination for Cause shall not be deemed to have occurred under clause (i) or (ii) unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant engaged in conduct set forth above and specifying the particulars thereof in detail.

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     1.10 Change in Control means the occurrence of any of the following events:

          (a) Any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; provided, for purposes of this subsection (a), securities acquired directly from the Company or its Affiliates shall not be taken into account as securities beneficially owned by such Person;

          (b) During any period of 2 consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in subsection (a), (c) or (d) hereof) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

          (c) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

          (d) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     As used herein, the term "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof; provided, a Person shall not include (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     1.11 Code means the Internal Revenue Code of 1986, as amended.

     1.12 Company means AFLAC Incorporated, a Georgia corporation with its principal place of business in Columbus, Georgia.

     1.13 Compensation Committee means the Compensation Committee of the Board.

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     1.14 Confidential Information means (i) all Trade Secrets; and (ii) any other information that is material to the Company and not generally available to the public, including, without limitation, information concerning the Company's methods and plans of operation, production processes, marketing and sales strategies, research and development, know-how, computer programming, style and design technology and plans, non-published product specifications, patent applications, product and raw material costs, pricing strategies, business plans, financial data, personnel records, suppliers and customers (whether or not such information constitutes a Trade Secret).

     1.15 Contiguous Consulting Agreement means a written consulting agreement between the Company (and/or an Affiliate) and a Participant that (i) commences immediately upon the Participant's termination of employment with the Company and all Affiliates, (ii) obligates the Participant to perform consulting services for the Company or an Affiliate for a specified period, and (iii) is approved by the Company's Chief Executive Officer or the Compensation Committee.

     1.16 Delayed Early Retirement Date means (i) for a Participant whose Participation Date occurred before August 11, 1992, the date the Participant attains age 60; and (ii) for a Participant whose Participation Date occurred on or after August 11, 1992, the latest of (A) the date the Participant attains age 60, (B) the date the Participant completes 15 Years of Employment, or (C) the date the Participant completes 5 consecutive Years of Participation (that is, for a Participant who has continuously been an active Participant in the Plan since his Participation Date, the 5th anniversary of such date).

     1.17 Disability or Disabled means that a Participant is, in the opinion of the Compensation Committee, wholly prevented from performing the duties assigned to such Participant by the Company or Affiliate employing such Participant, by reason of a medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. In making such determination, the Compensation Committee, in its sole discretion, may require such medical proof as it deems necessary, including the certificate of one or more licensed physicians selected by the Compensation Committee. The decision of the Compensation Committee as to Disability shall be final and binding.

     1.18 Early Retirement Date means (i) for a Participant whose Participation Date occurred before August 11, 1992, the date the Participant attains age 55; and (ii) for a Participant whose Participation Date occurred on or after August 11, 1992, the latest of (A) the date the Participant attains age 55, (B) the date the Participant completes 15 Years of Employment, or (C) the date the Participant completes 5 consecutive Years of Participation (that is, for a Participant who has continuously been an active Participant in the Plan since his Participation Date, the 5th anniversary of such date).

     1.19 Effective Date means January 1, 2001, the date as of which this restatement shall be effective. (The Plan was initially effective on October 1, 1989 and previously restated effective as January 1, 1998.)

     1.20 Eligible Employee means an Employee who is a member of a select group of highly compensated or key management employees of the Company or an Affiliate.

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     1.21 Employment Date means, with respect to an Eligible Employee, the date his employment with the Company or an Affiliate first commenced (whether or not he was an Eligible Employee on such date); provided, if an individual ceases to be an employee of the Company and all Affiliates for any reason and subsequently is reemployed by the Company and/or an Affiliate, his Employment Date shall be the date his employment recommences (unless the Compensation Committee designates an earlier date).

     1.22 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     1.23 Final Base Pay means the highest annual base salary (excluding bonuses) paid to a Participant during any of the 3 calendar years immediately preceding the calendar year in which the Participant terminates employment with the Company and all of its Affiliates.

     1.24 Good Reason means the occurrence after a Change in Control of any of the following circumstances, unless the Participant expressly consents to such circumstance in writing or, in the case of a circumstance described in subsection (a), (e) or (f) hereof, such circumstance is fully corrected prior to the date the Participant terminates employment:

          (a) The assignment to the Participant of any duties inconsistent with the position he held in the Company (or any subsidiary or Affiliate of the Company) immediately prior to the Change in Control, or a significant adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to such change;

          (b) A reduction by the Company and all Affiliates in the Participant's annual base salary, or a reduction by the Company and all Affiliates in the Participant's total compensation, as in effect immediately prior to the Change in Control or as the same may be increased from time to time;

          (c) The relocation of the Company's principal executive offices to a location outside the Columbus, Georgia Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control); or the Company's requiring the Participant to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the Change in Control;

          (d) The failure by the Company and all Affiliates to pay to the Participant any portion of his current compensation within 7 days of the date such compensation is due;

          (e) The failure by the Company and all Affiliates to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control and which is material to the Participant's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or the failure by the Company and all Affiliates to continue the Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other participants, as existed at the time of the Change in Control; or

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          (f) The failure by the Company and all Affiliates to continue to provide the Participant with benefits substantially similar to those enjoyed by him under any of the Company's life insurance, medical, health and accident, or disability plans in which he was participating at the time of the Change in Control; the taking of any action by the Company or an Affiliate which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him at the time of the Change in Control; or the failure by the Company and all Affiliates to provide the Participant with the number of paid vacation days to which he is entitled on the basis of years of service with the Company and all Affiliates in accordance with the Company's or Affiliate's normal vacation policy in effect at the time of the Change in Control.

     A Participant's right to terminate his employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

     1.25 Grandfathered Participant means a Participant who was an active Participant in the Plan on December 31, 1997.

     1.26 Joint and 50% Survivor Annuity means the Actuarial Equivalent of a Participant's Annual Retirement Benefit payable monthly during the Participant's lifetime (commencing as of his Benefit Commencement Date and ending with the payment due as of the first day of the month during which the Participant dies), with 50% of such monthly benefit amount continuing after his death (beginning as of the first day of the month following the month in which he dies) to his Surviving Spouse (if the Surviving Spouse survives the Participant) for such Surviving Spouse's remaining lifetime. Payments shall cease after the payment due on the first day of the month coinciding with or immediately preceding the later of the Participant's death or his Surviving Spouse's death.

     1.27 Normal Retirement Date means (i) for a Participant whose Participation Date occurred before August 11, 1992, the date the Participant attains age 65; and (ii) for a Participant whose Participation Date occurred on or after August 11, 1992, the latest of (A) the date the Participant attains age 65, (B) the date the Participant completes 15 Years of Employment, or (C) the date the Participant completes 5 consecutive Years of Participation (that is, for a Participant who has continuously been an active Participant in the Plan since his Participation Date, the 5th anniversary of such date).

     1.28 Participant means an active Participant or retired Participant who has a benefit payable under the Plan.

     1.29 Participation Date means, with respect to each Eligible Employee who is designated as a Participant, the date his participation in the Plan commences (see Section 2.1); provided, if an Eligible Employee ceases to be an active Participant for any reason and subsequently is again designated as a Participant, his Participation Date shall be the date his active participation recommences (unless the Compensation Committee designates an earlier date).

     1.30 Pension Plan means the AFLAC Incorporated Pension Plan, a defined benefit plan qualified under Code Section 401(a), as such plan may be amended from time to time.

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     1.31 Pension Plan Benefit means the Actuarial Equivalent of a Participant's accrued benefit under the Pension Plan, calculated as if that benefit was payable annually for the life of the Participant commencing on the Participant's Benefit Commencement Date.

     1.32 Plan means the AFLAC Incorporated Supplemental Executive Retirement Plan, as contained herein and all amendments hereto. The Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

     1.33 Qualifying Termination means a Participant's termination of employment with the Company and all Affiliates following a Change in Control, unless such termination of employment is (i) because of the Participant's death or Disability, (ii) by the Company or an Affiliate for Cause, or (iii) by the Participant other than for Good Reason.

     1.34 Single Life Annuity means the Actuarial Equivalent of a Participant's Annual Retirement Benefit payable monthly during the Participant's lifetime, commencing as of his Benefit Commencement Date and ending after the payment due on the first day of the month coinciding with or immediately preceding the date of his death.

     1.35 Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant's Surviving Spouse shall be made as of the date of such Participant's termination of employment.

     1.36 Total Payments has the meaning as defined in Section 3.7(e).

     1.37 Trade Secret means information of or about the Company that would be considered a trade secret under Georgia law; namely, that information which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets may include, but shall not be limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing or process, financial data or plans, product plans, or a list of actual or potential customers or suppliers.

     1.38 Year of Employment means, with respect to an Eligible Employee, a 12-month period, beginning on his Employment Date or on any anniversary thereof, during which such Eligible Employee either (i) remains continuously employed by, or engaged to provide full-time service to, the Company and/or an Affiliate, or (ii) is subject to the terms of a Contiguous Consulting Agreement. If an individual ceases to be an employee or consultant of the Company and all Affiliates for any reason and subsequently is reemployed or reengaged by the Company and/or an Affiliate, his previously earned Years of Employment shall be taken into account only to the extent (if any) specified by the Compensation Committee.

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     1.39 Year of Participation means, with respect to a Participant, a 12-month period, beginning on his Participation Date or on any anniversary thereof, during which such Participant continues to actively participate in, and to thereby accrue benefits under, the Plan. If an individual ceases to be a Participant for any reason and subsequently is readmitted to participation in the Plan, his previously earned Years of Participation shall be taken into account only to the extent (if any) specified by the Compensation Committee.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

     2.1 Selection of Participants.

          The Compensation Committee, in its sole discretion, shall designate which Eligible Employees shall become Participants in the Plan and, for each such Eligible Employee, his Participation Date. The Administrative Committee then shall set forth the name of each Participant on Schedule A hereto. Notwithstanding anything herein to the contrary, all aspects of the selection of Participants shall be in the sole discretion of the Compensation Committee and regardless of title, duties or any other factors, there shall be no requirement whatsoever that any individual or group of individuals be allowed to participate herein.

     2.2 Cessation of Participation.

          Unless the Compensation Committee specifies otherwise, a Participant's active participation in the Plan shall cease at the time his employment with the Company and all Affiliates terminates for any reason (whether or not he enters into a Contiguous Consulting Agreement), such that he shall not accrue any additional benefit under the Plan. In addition, subject to Section 3.7(b), the Compensation Committee, in its sole discretion, may remove any Participant from participation in the Plan due to Cause. Any such removal shall be effective as of the later of (i) the date that the Compensation Committee has taken such action, or (ii) the effective date that the Compensation Committee specifies for such action. A Participant who remains entitled to benefits under the Plan after he terminates employment with the Company and its Affiliates shall remain a retired Participant as long as he is entitled to any portion of his benefits as described in the Plan. During the period a former employee, who completed at least 5 Years of Participation while an Eligible Employee, is subject to the terms of a Contiguous Consulting Agreement, he shall remain an active Participant potentially eligible pursuant to the terms of Section 3.5; provided, during such period, he shall not accrue any additional benefit under the Plan nor shall he earn any credits towards a Year of Participation.

     2.3 Termination of Employment Before Early Retirement Date; Removal from Participation.

          (a) Termination Before Early Retirement Date. Except as provided in Section 3.5 or 3.7, upon a Participant's termination of employment with the Company and all Affiliates before his Early Retirement Date, neither the Participant nor his Surviving Spouse (if any) shall be entitled to any benefit or payment under the Plan.

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          (b) Removal from Participation. Notwithstanding anything herein to the contrary, if the Compensation Committee determines, in its sole discretion, that either (i) a Participant's employment or participation in the Plan was terminated by the Company, an Affiliate or the Compensation Committee for Cause, or (ii) the Participant resigned for other than Good Reason in anticipation of such action for Cause to terminate his employment or participation, then the Participant and/or his Surviving Spouse shall forfeit all rights and entitlements under the Plan. The decision of the Compensation Committee as to whether the Participant's discharge or removal was for Cause will be final and binding; provided, no dispute over the reason for such discharge shall affect the finality of the discharge of the Participant by the Company or Affiliate.

ARTICLE III
BENEFITS

     3.1 Eligibility for Benefits.

          Subject to the terms of Section 2.3, a Participant or Surviving Spouse shall be eligible to receive the amount, if any, determined in accordance with the terms of this Article.

     3.2 Normal Retirement Benefit.

          (a) General Formula. Upon a Participant's termination of employment with the Company and all Affiliates on or after his Normal Retirement Date for any reason other than Cause or death, the Participant shall be entitled to an Annual Retirement Benefit in an amount equal to the difference between the amount determined under subsection (a)(i) and the amount determined under subsection (a)(ii), as follows:

(i)	60% of the Participant's Average Annual Compensation; and

(ii)	the Participant's Pension Plan Benefit.

          (b) Grandfathered Benefits. Notwithstanding the terms of subsection (a) hereof, the Annual Retirement Benefit of any Grandfathered Participant who terminates employment on or after his Normal Retirement Date for any reason other than Cause or death shall be the greater of the amount determined under subsection (a) hereof or an amount equal to the difference between the amount determined under subsection (b)(i) and the amount determined under subsection (b)(ii), as follows:

(i)	65% of the Participant's Final Base Pay; and

(ii)	the Participant's Pension Plan Benefit.

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     3.3 Delayed Early Retirement Benefit.

          (a) General Formula. Upon a Participant's termination of employment with the Company and all Affiliates on or after his Delayed Early Retirement Date but before his Normal Retirement Date for any reason other than Cause or death, the Participant shall be entitled to an Annual Retirement Benefit in an amount equal to the difference between the amount determined under subsection (a)(i) and the amount determined under subsection (a)(ii), as follows:

(i)	50% of the Participant's Average Annual Compensation; and

(ii)	the Participant's Pension Plan Benefit.

          (b) Grandfathered Benefits. Notwithstanding the terms of subsection (a), the Annual Retirement Benefit of any Grandfathered Participant who terminates employment on or after his Delayed Early Retirement Date but before his Normal Retirement Date for any reason other than Cause or death shall be the greater of the amount determined under subsection (a) hereof or an amount equal to the difference between the amount determined under subsection (b)(i) and the amount determined under subsection (b)(ii), as follows:

(i)	50% of the Participant's Final Base Pay; and

(ii)	the Participant's Pension Plan Benefit.

     3.4 Early Retirement Benefit.

          (a) General Formula. Upon a Participant's termination of employment with the Company and all Affiliates on or after his Early Retirement Date but before his Delayed Early Retirement Date for any reason other than Cause or death, the Participant shall be entitled to an Annual Retirement Benefit in an amount equal to the difference between the amount determined under subsection (a)(i) and the amount determined under subsection (a)(ii), as follows:

(i)	40% of the Participant's Average Annual Compensation; and

(ii)	the Participant's Pension Plan Benefit.

          (b) Grandfathered Benefits. Notwithstanding the terms of subsection (a), the Annual Retirement Benefit of any Grandfathered Participant who terminates employment on or after his Early Retirement Date but before his Delayed Early Retirement Date for any reason other than Cause or death shall be the greater of the amount determined under subsection (a) hereof or an amount equal to the difference between the amount determined under subsection (b)(i) and the amount determined under subsection (b)(ii), as follows:

(i)	50% of the Participant's Final Base Pay; and

(ii)	the Participant's Pension Plan Benefit.

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     3.5 Reduced Early Retirement Benefit.

          Upon a Participant's attainment of his Early Retirement Date after his termination of employment but while he is subject to the terms of a Contiguous Consulting Agreement, the Participant shall be entitled to an Annual Retirement Benefit that is the product of (i) the Annual Retirement Benefit to which the Participant would have been entitled had he remained actively employed by the Company or an Affiliate as a Participant until his Early Retirement Date, and (ii) a fraction, (A) the numerator of which is the number of complete and partial 12-month periods of employment with the Company and its Affiliates completed by the Participant as of the date of his termination of employment, and (B) the denominator of which is the number of complete and partial 12-month periods between the Participant's first day of employment with the Company and its Affiliates and the Participant's Early Retirement Date.

     3.6 Payment of Annual Retirement Benefit.

          (a) Commencement. A Participant's Annual Retirement Benefit shall commence as soon as practicable after the Participant's Benefit Commencement Date.

          (b) Normal Form of Payment. Except as provided in subsection (c) hereof, a Participant's Annual Retirement Benefit shall be paid in the form of a Single Life Annuity, commencing on the Participant's Benefit Commencement Date.

          (c) Optional Form of Payment. A Participant may elect, not later than 6 months before his termination of employment with the Company and all Affiliates, to have his Annual Retirement Benefit paid in the form of a Joint and 50% Survivor Annuity, which shall be the Actuarial Equivalent of the Participant's Annual Retirement Benefit payable in the form of a Single Life Annuity. Notwithstanding any such election, if a Participant who has elected a Joint and 50% Survivor Annuity is not married on the date of his termination of employment, his benefit shall be paid in the form of a Single Life Annuity.

          (d) Cash Payments. All benefit payments hereunder shall be made in cash.

     3.7 Change in Control.

          (a) General. In the event of a Change in Control, the provisions of this Section shall apply to each Participant who was an active Participant in the Plan immediately preceding the date of the Change in Control.

          (b) Restriction on Changes. For a period of 3 years following a Change in Control, (i) no Participant may be removed from participation in the Plan pursuant to the terms of Section 2.2, and (ii) the Plan may not be terminated or amended in any manner which would adversely affect in any way the amount of, or the entitlement to, retirement benefits hereunder or remove a Participant from participation hereunder. Notwithstanding any other provisions of the Plan, the foregoing provisions of this subsection may not be amended following a Change in Control without the written consent of a majority in both number and interest of the Participants who are actively employed by the Company or any Affiliate, both immediately prior to the Change in Control and at the date of such amendment.

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          (c) Termination Within Two Years of a Change in Control. If a Participant's employment with the Company and all Affiliates terminates during the 2-year period immediately following the Change in Control and such termination of employment constitutes a Qualifying Termination, the Company shall pay to the Participant, no later than the fifth day following the date of the Participant's Qualifying Termination, a lump-sum cash amount that is the Actuarial Equivalent (determined as of the date of the Qualifying Termination) of the Annual Retirement Benefit to which the Participant would have been entitled had he remained in the employ of the Company or an Affiliate as a Participant in the Plan (i) until he attained his Early Retirement Date, in the case of a Participant who had not yet attained his Early Retirement Date as of the date of his Qualifying Termination, (ii) until he had attained his Delayed Early Retirement Date, in the case of a Participant who had attained his Early Retirement Date but not his Delayed Early Retirement Date as of the date of the Qualifying Termination, or (iii) until he had attained his Normal Retirement Date, for a participant who had attained his Delayed Early Retirement Date but not his Normal Retirement Date as of the date of the Qualifying Termination.

          (d) Termination or Removal More than Two Years after a Change in Control. If after the 2-year period immediately following a Change in Control and before a Participant's Early Retirement Date (i) the Participant's employment with the Company and all Affiliates terminates and such termination constitutes a Qualifying Termination, or (ii) the Participant is removed from participation in the Plan (pursuant to the terms of Section 2.2 but subject to the terms of subsection (b) hereof), the Company shall pay to the Participant, no later than the fifth day following the date of the Participant's Qualifying Termination or removal from the Plan, a lump-sum cash amount that is the Actuarial Equivalent (determined as of the date of the Qualifying Termination or removal) of the product of (i) the Annual Retirement Benefit to which the Participant would have been entitled had he remained in the employ of the Company or an Affiliate as a Participant in the Plan until his Early Retirement Date, and (ii) a fraction, (A) the numerator of which is the number of complete and partial 12-month periods of employment with the Company and its Affiliates completed by the Participant as of the date of the Qualifying Termination or removal from participation, and (B) the denominator of which is the number of complete and partial 12-month periods between the Participant's first day of employment with the Company and its Affiliates and the Participant's Early Retirement Date.

          (E) Limitations on Payments. Notwithstanding any other provisions of the Plan, in the event that any payment or benefit received or to be received by a Participant in connection with a Change in Control or the termination of the Participant's employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company or entity whose actions result in a Change in Control or any affiliate of the Company or such entity (all such payments and benefits, including the payments under this Section 3.7, being hereinafter called "Total Payments") would not be deductible (in whole or part) by the Company, an affiliate or entity making such payment or providing such benefit, as a result of Code Section 280G, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments made on account of Code Section 280G in such other plan, arrangement or agreement), the payment described in this Section shall be reduced (if necessary, to zero). For purposes of this limitation (i) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Participant does not constitute a "parachute payment" within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A); (ii) the payment under this Section shall be reduced only to the extent necessary so that the Total Payments are not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (i); and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

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     3.8 Noncompetition.

          The payment of Annual Retirement Benefits to a Participant under the Plan shall immediately cease and be forfeited if the Participant, without the prior consent of the Board, directly or indirectly renders advisory or any other services to, or becomes employed by, or participates or engages in any business competitive with any of the business activities of the Company (or any subsidiary or Affiliate of the Company) in any states or foreign countries in which the Company or any of its subsidiaries or Affiliates do business. For purposes of this Section, "participates or engages" in means acting as an agent, consultant, representative, officer, director, member, independent contractor or employee; or as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding no more than a 1% interest in a publicly traded entity). As a condition to receiving or continuing to receive benefit payments hereunder, the Compensation Committee, in its sole discretion and at any time, may require any Participant to enter into a noncompete and/or nonsolicitation agreement with such terms and provisions as the Compensation Committee may dictate.

     3.9 Confidential Information.

          The payment of an Annual Retirement Benefit to a Participant under the Plan shall immediately cease and be forfeited if the Participant, at any time during or following the Participant's employment with the Company or its Affiliates, discloses any Confidential Information to any other person or entity (except employees of the Company and its Affiliates) without the prior written consent of the Board or Compensation Committee.

     3.10 Death Benefit.

          In the event a Participant dies after attaining his Early Retirement Date but before his Benefit Commencement Date, his Surviving Spouse (if any) shall be entitled to receive, commencing as of the first day of the month coinciding with or immediately following the date of the Participant's death, an annual survivor benefit in an amount determined as if the Participant had retired on the day immediately preceding his death and had elected to receive a Joint and 50% Survivor Annuity.

ARTICLE IV
CLAIMS

     4.1 Claims.

          (a) Initial Claim. Claims for benefits under the Plan may be filed in writing with the Compensation Committee. The Compensation Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension, the Compensation Committee may extend such 90-day period by up to an additional 90 days, by providing a notice of such extension to the claimant before the end of the initial 90-day period. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.

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          (b) Appeal. Any Participant or Surviving Spouse who has been denied a benefit shall be entitled, upon request to the Compensation Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Compensation Committee's possession in order to prepare the appeal. The request for review, together with a written statement of the claimant's position, must be filed with the Compensation Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Compensation Committee's decision shall be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension, the Compensation Committee may extend such 60-day period by up to an additional 60 days, by providing a notice of such extension to the claimant before the end of the initial 60-day period. If unfavorable, the notice of decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.

          (c) Satisfaction of Claims. Any payment to a Participant or Surviving Spouse shall to the extent thereof be in full satisfaction of all claims hereunder against the Compensation Committee, the Company, and all Affiliates, any of which may require such Participant or Surviving Spouse as a condition to such payment to execute a receipt and release therefor in such form as shall be determined by the Compensation Committee. If receipt and release is required but the Participant or Surviving Spouse (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution(s) may be delayed until the Compensation Committee receives a proper receipt and release.

ARTICLE V
SOURCE OF FUNDS

     5.1 Source of Funds.

          (a) Allocation Among Affiliates. The obligation to pay benefits hereunder shall be the obligation of the Company and its Affiliates that participate in the Plan and whose employees are Participants entitled to benefits hereunder. The Compensation Committee shall allocate the total liability to pay benefits under the Plan among the Company and its Affiliates that participate in the Plan in such manner and amount as the Compensation Committee in its sole discretion deems appropriate.

          (b) General Creditors. Each of the Company and its Affiliates shall provide the benefits described in the Plan and allocable to such entity pursuant to the terms of subsection (a) hereof from its general assets. The Company's and Affiliates' obligations to pay benefits under the Plan constitute mere promises of the Company and its Affiliates to pay such benefits; and a Participant or Surviving Spouse shall be and remain no more than an unsecured, general creditor of the Company.

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ARTICLE VI
ADMINISTRATIVE AND COMPENSATION COMMITTEES

     6.1 Action of Administrative Committee.

          Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Surviving Spouse, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the committee's proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.

     6.2 Rights and Duties of Administrative Committee.

          The Administrative Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

          (a) To maintain all the necessary records of the administration of the Plan;

          (b) To maintain records regarding Participants' and Surviving Spouses' benefits hereunder;

          (c) To effect all disbursements approved by the Compensation Committee pursuant to the Plan;

          (d) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

          (e) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

     6.3 Rights and Duties of Compensation Committee.

          The Compensation Committee shall have the exclusive right to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all parties. The Compensation Committee may establish rules for the regulation of the Plan as are not inconsistent with the terms hereof.

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     6.4 Compensation, Indemnity and Liability.

          The Compensation Committee, the Administrative Committee and their members shall serve as such without bond and without compensation for services hereunder. All expenses of the Compensation Committee and the Administrative Committee shall be paid by the Company. No member of either committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Compensation Committee, the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

     6.5 Taxes.

          If the whole or any part of any Participant's or Surviving Spouse's benefit hereunder shall become subject to any estate, inheritance, income or other tax which the Company or an Affiliate shall be required to pay or withhold, the Company and such Affiliate shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Surviving Spouse whose interests hereunder are so affected. Prior to making any payment, the Company and Affiliates may require such releases or other documents from any lawful taxing authority as they shall deem necessary.

ARTICLE VII
AMENDMENT AND TERMINATION

     7.1 Amendments.

          Subject to Section 3.7(b), the Board or the Compensation Committee may amend the Plan in whole or in part at any time and from time to time. An amendment to the Plan may modify its terms in any respect whatsoever; provided, the Board may not amend the Plan to decrease the level of benefits which a Participant or Surviving Spouse would be entitled to receive under Article III, if he terminated employment with the Company and all Affiliates on the later of (i) the date such amendment is adopted, or (ii) the date such amendment is effective.

     7.2 Termination of Plan.

          Subject to Section 3.7(b), the Board shall have the right to discontinue and terminate the Plan at any time, for any reason; provided, such discontinuance or termination shall not have the effect of decreasing the level of benefits which a Participant would be entitled to receive under Article III, if he terminated employment with the Company and all Affiliates on the later of (i) the date the resolution to terminate and discontinue the Plan is adopted, or (ii) the date the termination and discontinuance is effective. Termination and discontinuance of the Plan shall be binding on all Participants and Surviving Spouses.

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ARTICLE VIII
MISCELLANEOUS

     8.1 Taxation.

          It is the intention of the Company and Affiliates that the benefits payable hereunder shall not be deductible by the Company or Affiliates nor taxable for federal income tax purposes to Participants or Surviving Spouses until such benefits are paid by the Company or Affiliates to such Participants or Surviving Spouses. When such benefits are so paid, it is the intention of the Company and Affiliates that they shall be deductible by the Company and Affiliates under Code Section 162.

     8.2 No Employment Contract.

          Nothing herein contained is intended to be nor shall be construed as constituting a contract arrangement between the Company or any Affiliate and any Participant to the effect that the Participant will be employed or engaged as a consultant by the Company or any Affiliate for any specific period of time.

     8.3 Headings.

          The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.

     8.4 Gender and Number.

          Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

     8.5 Successors.

          The Company and the Affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Affiliates to expressly assume their obligations hereunder in the same manner and to the same extent that the Company and the Affiliates would be required to perform if no such succession had taken place.

     8.6 Legal Expenses.

          The Company shall pay or reimburse a Participant for all fees and disbursements of counsel, if any, incurred by the Participant in seeking to obtain or enforce any right or benefit provided by the Plan.

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     8.7 Assignment of Benefits.

          The right of a Participant or any other person to receive payments under the Plan shall not be assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

     8.8 Legally Incompetent.

          The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability either on the part of the Company or the Affiliates for the amount of such payment to the person on whose account such payment is made.

     8.9 Governing Law.

          The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer as of the day and year first above written.

AFLAC INCORPORATED

By:	/s/ Joey M. Loudermilk

Title:	Corporate Secretary

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FIRST AMENDMENT TO THE AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective January 1, 2001)

     This First Amendment to the AFLAC Incorporated Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2001, is adopted by AFLAC Incorporated (the "Company"), effective as of September 1, 2002.

W I T N E S S E T H

     WHEREAS, the Company maintains the AFLAC Incorporated Supplemental Executive Retirement Plan (the "Plan") for the benefit of certain key management and highly compensated employees; and

     WHEREAS, pursuant to Section 7.1 of the Plan, the Compensation Committee of the Board of Directors of the Company (the "Committee") has the right to amend the Plan at any time; and

     WHEREAS, effective September 1, 2002, the Committee desires to amend the Plan to change the latest time as of which a participant may elect to receive his annual retirement benefit in the form of a joint and survivor annuity;

     NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended to read as follows:

1.	Effective September 1, 2002, Section 3.6(c) of the Plan is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

(c) Optional Form of Payment. A Participant may elect, not later than 3 months before his termination of employment with the Company and all Affiliates, to have his Annual Retirement Benefit paid in the form of a Joint and 50% Survivor Annuity, which shall be the Actuarial Equivalent of the Participant's Annual Retirement Benefit payable in the form of a Single Life Annuity. Notwithstanding any such election, if a Participant who has elected a Joint and 50% Survivor Annuity is not married on the date of his termination of employment, his benefit shall be paid in the form of a Single Life Annuity.

2.	Except as amended herein, the Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed on the date shown below, but effective as of September 1, 2002.

AFLAC INCORPORATED

By:	/s/ Daniel P. Amos

Date:	April 7, 2003

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SECOND AMENDMENT TO THE AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective January 1, 2001)

     This Second Amendment to the AFLAC Incorporated Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2001, is adopted by AFLAC Incorporated (the "Company"), effective as of April 1, 2003.

W I T N E S S E T H:

     WHEREAS, the Company maintains the AFLAC Supplemental Executive Retirement Plan (the "Plan") for the benefit of certain key management and highly compensated employees; and

     WHEREAS, pursuant to Section 7.1 of the Plan, the Compensation Committee of the Board of Directors of the Company (the "Committee") has the right to amend the Plan at any time; and

     WHEREAS, the Committee desires to amend certain provisions of the Plan to provide (i) an additional approval process for Contiguous Consulting Agreements, (ii) a plan benefit for participants who terminate with at least 15 years of employment, and (iii) lump-sum distributions in certain circumstances;

     NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	Section 1.7 of the Plan is hereby amended by deleting said section in its entirety and by substituting in lieu thereof the following:

	1.7	Benefit Commencement Date means (i) for purposes of Normal, Delayed, Early and

Reduced Early Retirement Benefits, the first of the calendar month coinciding with or next following the date on which a Participant becomes entitled to receive or begin receiving an Annual Retirement Benefit under Section 3.2, 3.3, 3.4 or 3.5, respectively; and (ii) for purposes of a Participant's pre-retirement, termination benefit, as described in Section 3.5A, the date the Participant attains age 55.

2.	Section 1.15 of the Plan is hereby amended by deleting said section in its entirety and by substituting in lieu thereof the following:

	1.5	Contiguous Consulting Agreement means a written consulting agreement between the

Company (and/or an Affiliate) and a Participant that (i) commences immediately upon the Participant's termination of employment with the Company and all Affiliates, (ii) obligates the Participant to perform consulting services for the Company or an Affiliate for a specified period, and (iii) is approved by the Company's Chief Executive Officer (to the extent permitted by applicable law) or the Compensation Committee.

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3.	Article III of the Plan is hereby amended by adding thereto, immediately after Section 3.5, a new Section 3.5A as follows:

	3.5A	Termination.

If a Participant's employment with the Company and all Affiliates terminates and any Contiguous Consulting Agreement ends, for a reason other than Cause or death, before he attains age 55 but after he has completed 15 Years of Employment, the Participant shall be entitled to an Annual Retirement Benefit in an amount equal to the difference between the amount determined under subsection (i) and the amount determined under subsection (ii), as follows:

(i) 30% of the Participant's Average Annual Compensation; and

(ii) the Participant's Pension Plan Benefit.

4.	Section 3.6(b) of the Plan is hereby amended by deleting said section in its entirety and by substituting in lieu thereof the following:

(b) Normal Form of Payment. Except as provided in subsection (c) or (d)
hereof, a Participant's Annual Retirement Benefit shall be paid in the form of a Single Life Annuity, commencing on the Participant's Benefit Commencement Date.

5.	Section 3.6(d) is hereby amended by deleting said subsection in its entirety and by substituting in lieu thereof the following:

(d) Single-Sum Payment. The Company's Chief Executive Officer (to the extent permitted by applicable law) or the Compensation Committee, in his or its sole discretion, may determine to pay a Participant's Annual Retirement Benefit in a single-sum payment rather then the normal form of payment or any optional form of payment the Participant may select; provided, in no event may a Participant elect a single-sum payment. The single-sum payment shall be the Actuarial Equivalent of the Participant's Annual Retirement Benefit expressed in the form of a Single Life Annuity.

6.	Section 3.6 is hereby amended by adding thereto, immediately following subsection (d)
thereof, subsection (e) [formerly subsection (d)] as follows:

(e) Cash Payments. All benefit payments hereunder shall be made in cash.

7.	Except as amended herein, the Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, AFLAC Incorporated has caused this Second Amendment to the Plan to be executed on the date shown below, but effective as of April 1, 2003.

AFLAC INCORPORATED

By:	/s/ Daniel P. Amos

Date:	May 5, 2003

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